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Bausch & Lomb Incorporated

Exhibit 11

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Statement Regarding Computation of Per Share Earnings
(Share Amounts in Thousands Except Per Share Data)

                                      TWELVE MONTHS ENDED
                                December 27,       December 28,
                                   1997               1996

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Net earnings (in millions) (a)  $  49.4            $  83.1

Actual outstanding Common
and Class B shares at
beginning of period              55,404             56,941

Sum of weighted average
activity of: (1) Common and
Class B shares issued for
stock options, (2) repurchases
of Common and Class B stock
and (3) cancellation of
outstanding stock options           (21)              (642)

Weighted Basic Shares (b)        55,383             56,299

Effect of assumed exercise
of Common stock equivalent          271                211

Weighted diluted Shares (c)      55,654             56,510

Basic earnings per
share (a/b)                        0.89               1.48

Diluted earnings per
share (a/c)                        0.89               1.47

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